                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                      InterNAP Network Services Corporation
                                (Name of Issuer)

                          Common Stock Par Value $0.001
                         (Title of Class of Securities)

                                    45885A102
                                 (CUSIP Number)

                               September 29, 1999
             -------------------------------------------------------
             (Date of Event which requires filing of this Statement)

         Check the appropriate box to designate the Rule pursuant to which this
         Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 45885A102                   13G                     Page 2 of 19 Pages


--------------------------------------------------------------------------------
1.       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

         Oak Investment Partners VIII, Limited Partnership
          06-1522124
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      |_|
         (b)      |X|
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares                (5) Sole Voting Power
Beneficially Owned
by Each Reporting                   Not applicable
Person with:                    ------------------------------------------------
                                (6) Shared Voting Power

                                    5,992,276 Shares of Common Stock
                                ------------------------------------------------
                                (7) Sole Dispositive Power

                                    Not applicable
                                ------------------------------------------------
                                (8) Shared Dispositive Power

                                    5,992,276 Shares of Common Stock
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person

         5,992,276 Shares of Common Stock
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                             |_|

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         9.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         PN
--------------------------------------------------------------------------------

Cusip No. 45885A102                   13G                     Page 3 of 19 Pages

--------------------------------------------------------------------------------
1.       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

         Oak Associates VIII, LLC
         06-1523705
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      |_|
         (b)      |X|
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially Owned
by Each Reporting                  Not applicable
Person with:                  --------------------------------------------------
                              (6)  Shared Voting Power

                                   5,992,276 Shares of Common Stock
                              --------------------------------------------------
                              (7)  Sole Dispositive Power

                                   Not applicable
                              --------------------------------------------------
                              (8)  Shared Dispositive Power

                                   5,992,276 Shares of Common Stock
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person

         5,992,276 Shares of Common Stock
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                             |_|

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         9.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         OO-LLC
--------------------------------------------------------------------------------

Cusip No. 45885A102                   13G                     Page 4 of 19 Pages

--------------------------------------------------------------------------------
1.       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

         Oak VIII Affiliates Fund, Limited Partnership
         06-1528836
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      |_|
         (b)      |X|
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially Owned
by Each Reporting                  Not applicable
Person with:                  --------------------------------------------------
                              (6)  Shared Voting Power

                                   116,058 Shares of Common Stock
                              --------------------------------------------------
                              (7)  Sole Dispositive Power

                                   Not applicable
                              --------------------------------------------------
                              (8)  Shared Dispositive Power

                                   116,058 Shares of Common Stock
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person

         116,058 Shares of Common Stock
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                             |_|

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         Less than 1.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         PN
--------------------------------------------------------------------------------

Cusip No. 45885A102                   13G                     Page 5 of 19 Pages

--------------------------------------------------------------------------------
1.       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

         Oak VIII Affiliates, LLC
         06-1531129
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      |_|
         (b)      |X|
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares                (5)  Sole Voting Power
Beneficially Owned
by Each Reporting                    Not applicable
Person with:                    ------------------------------------------------
                                (6)  Shared Voting Power

                                     116,058 Shares of Common Stock
                                ------------------------------------------------
                                (7)  Sole Dispositive Power

                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power

                                     116,058 Shares of Common Stock
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person

         116,058 Shares of Common Stock
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                             |_|

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         Less than 1.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         OO-LLC
--------------------------------------------------------------------------------

Cusip No. 45885A102                   13G                     Page 6 of 19 Pages

--------------------------------------------------------------------------------
1.       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

         Oak Management Corporation
         06-0990851
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      |_|
         (b)      |X|
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially Owned
by Each Reporting                  Not applicable
Person with:                  --------------------------------------------------
                              (6)  Shared Voting Power

                                   6,108,334 Shares of Common Stock
                              --------------------------------------------------
                              (7)  Sole Dispositive Power

                                   Not applicable
                              --------------------------------------------------
                              (8)  Shared Dispositive Power

                                   6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person

         6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                             |_|

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         9.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         CO
--------------------------------------------------------------------------------

Cusip No. 45885A102                   13G                     Page 7 of 19 Pages

--------------------------------------------------------------------------------
1.       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

         Bandel L. Carano
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      |_|
         (b)      |X|
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially Owned
by Each Reporting                  Not applicable
Person with:                  --------------------------------------------------
                              (6)  Shared Voting Power

                                   6,108,334 Shares of Common Stock
                              --------------------------------------------------
                              (7)  Sole Dispositive Power

                                   Not applicable
                              --------------------------------------------------
                              (8)  Shared Dispositive Power

                                   6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person

         6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                             |_|

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         9.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         IN
--------------------------------------------------------------------------------

Cusip No. 45885A102                   13G                     Page 8 of 19 Pages

--------------------------------------------------------------------------------
1.       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

         Gerald R. Gallagher
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      |_|
         (b)      |X|
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially Owned
by Each Reporting                  Not applicable
Person with:                  --------------------------------------------------
                              (6)  Shared Voting Power

                                   6,108,334 Shares of Common Stock
                              --------------------------------------------------
                              (7)  Sole Dispositive Power

                                   Not applicable
                              --------------------------------------------------
                              (8)  Shared Dispositive Power

                                   6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person

         6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                             |_|

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         9.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         IN
--------------------------------------------------------------------------------

Cusip No. 45885A102                   13G                     Page 9 of 19 Pages

--------------------------------------------------------------------------------
1.       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

         Edward F. Glassmeyer
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      |_|
         (b)      |X|
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially Owned
by Each Reporting                  Not applicable
Person with:                  --------------------------------------------------
                              (6)  Shared Voting Power

                                   6,108,334 Shares of Common Stock
                              --------------------------------------------------
                              (7)  Sole Dispositive Power

                                   Not applicable
                              --------------------------------------------------
                              (8)  Shared Dispositive Power

                                   6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person

          6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                             |_|

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         9.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         IN
--------------------------------------------------------------------------------

Cusip No. 45885A102                   13G                    Page 10 of 19 Pages

1.       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

         Fredric W. Harman
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      |_|
         (b)      |X|
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially Owned
by Each Reporting                  Not applicable
Person with:                  --------------------------------------------------
                              (6)  Shared Voting Power

                                   6,108,334 Shares of Common Stock
                              --------------------------------------------------
                              (7)  Sole Dispositive Power

                                   Not applicable
                              --------------------------------------------------
                              (8)  Shared Dispositive Power

                                   6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person

          6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                             |_|

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         9.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         IN
--------------------------------------------------------------------------------

Cusip No. 45885A102                   13G                    Page 11 of 19 Pages

--------------------------------------------------------------------------------
1.       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

         Ann H. Lamont
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      |_|
         (b)      |X|
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially Owned
by Each Reporting                  Not applicable
Person with:                  --------------------------------------------------
                              (6)  Shared Voting Power

                                   6,108,334 Shares of Common Stock
                              --------------------------------------------------
                              (7)  Sole Dispositive Power

                                   Not applicable
                              --------------------------------------------------
                              (8)  Shared Dispositive Power

                                   6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person

         6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                             |_|

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         9.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         IN
--------------------------------------------------------------------------------

Cusip No. 45885A102                   13G                    Page 12 of 19 Pages

--------------------------------------------------------------------------------
1.       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

         Eileen M. More
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      |_|
         (b)      |X|
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially Owned
by Each Reporting                  Not applicable
Person with:                  --------------------------------------------------
                              (6)  Shared Voting Power

                                   6,108,334 Shares of Common Stock
                              --------------------------------------------------
                              (7)  Sole Dispositive Power

                                   Not applicable
                              --------------------------------------------------
                              (8)  Shared Dispositive Power

                                   6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person

         6,108,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                             |_|

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         9.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         IN
--------------------------------------------------------------------------------

                                                             Page 13 of 19 pages

                                  Schedule 13G
                         Common Stock, Par Value $0.001
                               CUSIP No. 45885A102

ITEM 1(a)      NAME OF ISSUER:
               InterNAP Network Services Corporation

ITEM 1(b)      Address of Issuer's Principal Executive Offices:
               5090 North 40th Street, Suite 160
               Phoenix, Arizona 85018

ITEM 2(a)      NAME OF PERSON FILING:

         Oak Investment Partners VIII, Limited Partnership
         Oak Associates VIII, LLC
         Oak VIII Affiliates Fund, Limited Partnership
         Oak VIII Affiliates, LLC
         Oak Management Corporation
         Bandel L. Carano
         Gerald R. Gallagher
         Edward F. Glassmeyer
         Fredric W. Harman
         Ann H. Lamont
         Eileen M. More

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         c/o Oak Management Corporation
         One Gorham Island
         Westport, CT 06880

ITEM 2(c)      CITIZENSHIP:

         Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

         Common stock, $0.001 par value

ITEM 2(e)      CUSIP NUMBER: 45885A102

ITEM 3         Not Applicable.

ITEM 4          OWNERSHIP.

                  The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities are based upon 63,001,228 shares outstanding as of September 29, 1999 as reported in the Issuer's Prospectus dated September 29, 1999.

         Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable

ITEM 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9          NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10         CERTIFICATION.

         Not applicable

Signature
---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 12, 1999

                            Oak Investment Partners VIII, Limited Partnership

                            By: Oak Associates VIII, LLC,
                                As General Partner


                            By: /s/ Edward F. Glassmeyer
                                ---------------------------------------------
                                Managing Member

                            Oak Associates VIII, LLC


                            By: /s/ Edward F. Glassmeyer
                                ---------------------------------------------
                                Managing Member

                            Oak VIII Affiliates Fund, Limited Partnership

                            By: Oak VIII Affiliates, LLC, As General Partner


                            By: /s/ Edward F. Glassmeyer
                                ---------------------------------------------
                                Managing Member


                            Oak VIII Affiliates, LLC


                            By: /s/ Edward F. Glassmeyer
                                ---------------------------------------------
                                Managing Member

                                OAK MANAGEMENT CORPORATION


                                By: /s/Edward F.  Glassmeyer
                                    ---------------------------------------
                                Name: Edward F. Glassmeyer
                                Title:   President


                                /s/ Bandel L. Carano
                                -------------------------------------
                                Bandel L. Carano



                                /s/ Gerald R. Gallagher
                                -------------------------------------
                                Gerald R. Gallagher



                                /s/ Edward F. Glassmeyer
                                -------------------------------------
                                Edward F. Glassmeyer



                                /s/ Fredric W. Harman
                                -------------------------------------
                                Fredric W. Harman



                                /s/ Ann H. Lamont
                                -------------------------------------
                                Ann H. Lamont



                                /s/ Eileen M. More
                                -------------------------------------
                                Eileen M. More

                                INDEX TO EXHIBITS
                                -----------------


                                                                         Page
                                                                         ----

EXHIBIT A                 Agreement of Reporting Persons                  18

                                    Exhibit A
                                    ---------

         Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of InterNAP Network Services Corporation. has been filed on behalf of the undersigned. Signature:

Dated: October 12, 1999

                            Oak Investment Partners VIII, Limited Partnership

                            By: Oak Associates VIII, LLC,
                                As General Partner


                            By: /s/ Edward F. Glassmeyer
                                ---------------------------------------------
                                Managing Member

                            Oak Associates VIII, LLC


                            By: /s/ Edward F. Glassmeyer
                                ---------------------------------------------
                                Managing Member

                            Oak VIII Affiliates Fund, Limited Partnership

                            By: Oak VIII Affiliates, LLC, As General Partner


                            By: /s/ Edward F. Glassmeyer
                                ---------------------------------------------
                                Managing Member


                            Oak VIII Affiliates, LLC


                            By: /s/ Edward F. Glassmeyer
                                ---------------------------------------------
                                Managing Member

                                OAK MANAGEMENT CORPORATION


                                By: /s/Edward F.  Glassmeyer
                                    ---------------------------------------
                                Name: Edward F. Glassmeyer
                                Title:   President


                                /s/ Bandel L. Carano
                                -------------------------------------
                                Bandel L. Carano



                                /s/ Gerald R. Gallagher
                                -------------------------------------
                                Gerald R. Gallagher



                                /s/ Edward F. Glassmeyer
                                -------------------------------------
                                Edward F. Glassmeyer



                                /s/ Fredric W. Harman
                                -------------------------------------
                                Fredric W. Harman



                                /s/ Ann H. Lamont
                                -------------------------------------
                                Ann H. Lamont



                                /s/ Eileen M. More
                                -------------------------------------
                                Eileen M. More